                                                  CONTACT: Whirlpool Corporation
                                                  Media: Tom Kline, 616/923-3738
                                              thomas_e_kline@email.whirlpool.com
                                        Financial: Thomas Filstrup, 616/923-3189
                                           thomas_c_filstrup@email.whirlpool.com

                 WHIRLPOOL CORP. REPORTS SECOND QUARTER EARNINGS
              --Core EPS Up 18 Percent From First Quarter 2001--

BENTON HARBOR, Mich., July 17, 2001--Whirlpool Corporation (NYSE:WHR) today reported second quarter 2001 core earnings of $1.30 per diluted share, reflecting an 18 percent improvement from first quarter 2001, despite difficult appliance industry market and economic conditions around the world.

     Core earnings were $88 million, or $1.30 per diluted share, compared to $121 million, or $1.66 per diluted share in second quarter 2000, which was a record quarter of earnings for the company. Core earnings for the quarter exclude restructuring and related charges of $14 million after tax and minority interest, and a one-time loss from discontinued operations of $21 million after tax. Reported net earnings for the quarter were $53 million, or $0.78 per diluted share. Net sales of $2.6 billion were level with the prior year quarter--up 4 percent absent currency translations.

     "Given the soft market conditions around the globe, our business in total turned in a solid performance for the quarter," said David R. Whitwam, chairman and chief executive officer, Whirlpool Corporation. "Based on our current full-year forecast of appliance industry shipments for these markets and combined with our own execution plans, we anticipate sequential improvement in third and fourth quarter core earnings. We expect to deliver improvement in full-year core earnings per share of 10 to 15 percent, which will yield record levels of performance."

     Year-to-date core earnings were $162 million, or $2.40 per diluted share, compared to $233 million, or $3.18 per diluted share in 2000. Year-to-date core earnings exclude restructuring and related charges of $55 million after tax and minority interest, a one-time loss from discontinued operations of $21 million after tax, and a one-time gain relating to the adoption of SFAS No. 133 of $8 million after tax. Year-to-date reported net earnings were $94 million, or $1.39 per diluted share. Year-to-date net sales were $5.1 billion, down 1 percent from the prior year period--up 2 percent absent currency translations.

     Whirlpool North America's second quarter net sales increased 5 percent, despite a 5 percent decline in U.S. industry unit shipments. Operating profits, down 10 percent compared to last year's record-second quarter, were driven by the continuing competitive environment and increased spending for a significant level of new product introductions.

                                    --more--

PAGE TWO/WHIRLPOOL CORP. REPORTS SECOND QUARTER EARNINGS

     For the full year, the company currently anticipates industry unit shipments to be down 3 percent versus 2000. Despite this downward revision in industry outlook, the company expects its record number of new product introductions and productivity gains to drive North America full-year performance to record levels in 2001.

     During the quarter, the Whirlpool brand launched a complete line of appliances that meet the federal government's energy efficiency standards under the Energy Star program. The appliances include the Calypso wash motion clothes washer that uses 50 percent less water and 66 percent less energy; a new Whirlpool brand dishwasher that saves 700 gallons of water per year; and the Conquest refrigerator that has less energy usage than a 75-watt light bulb. KitchenAid brand launched its Pro Line kitchen appliances, which offer designers and kitchen enthusiasts a full selection of premium quality ranges, refrigerators and dishwashers.

     Whirlpool Europe continued to operate in a challenging market environment, where industry demand for the quarter was estimated to be flat to slightly down. In this environment, sales were 8 percent lower, or down 2 percent excluding currency translation, compared to second quarter 2000. Operating margins--which were negatively impacted by reduced volumes, advertising and new product launch investments--were comparable to first quarter 2001 levels.

     During the quarter, the company introduced a complete new line of Bauknecht brand appliances featuring exclusive "Dynamic Sense" controls that enable outstanding performance and improve energy efficiency. These products are expected to have a positive impact on both sales and margins in the second half of 2001. For the full year, industry appliance shipments are now forecasted to be flat or up 2 percent versus 2000 levels. Second-half operating margins are expected to improve due to productivity gains and benefits from restructuring savings.

     Whirlpool Latin America's operating performance was in line with the company's expectations for the quarter despite the emergence in April of the energy shortage in Brazil and the resulting economic and appliance industry slowdown. Second quarter net sales were down 6 percent, or up 8 percent excluding currency translations, compared to the prior year period. During the quarter, operating profit increased 37 percent due to higher unit shipments, new product launches, savings from the closure of a refrigerator manufacturing facility in Brazil, and other productivity improvements in the region.

     Appliance industry unit shipments in Latin America declined 1 percent during the quarter. For the full year, the company now expects industry shipments to decline approximately 3 percent compared to last year. Despite this downturn, the company expects that its productivity plans, new product introductions, restructuring initiatives, and the fundamental strength of its brands and market position will result in year-over-year improvement in third and fourth quarter operating earnings.

     In response to the energy shortage in Brazil, Whirlpool is selling energy efficient Brastemp brand and Consul brand refrigerators, air conditioners and other appliances to Brazilian customers, who are required to trim home energy usage by 20 percent.
                                    --more--

PAGE THREE/WHIRLPOOL CORP. REPORTS SECOND QUARTER EARNINGS

     Together, the Brastemp and Consul brands market the largest number of certified appliances under Procel Seal, the mark of energy efficient products in Brazil.

     Whirlpool Asia reported an 8 percent decline in sales--or a 2 percent decline excluding currency translation--and flat operating profits compared to last year, due to a generally weak appliance industry environment. Whirlpool India, however, grew its unit shipments by 1 percent in a market that was down 8 to 10 percent, and Whirlpool China reported a 56 percent increase in unit shipments for the quarter. In the second half, market demand is expected to improve in China and India. The company expects a full-year improvement in sales and operating profits, based on its strong position in India and rapid growth in China.

     During the second quarter, the company recorded pre-tax charges of $21 million for restructuring and restructuring related activities, which included eliminating approximately 250 positions in Europe; outsourcing of the company's parts distribution operation in LaPorte, Ind.; and transferring its cooking technology operation from Dayton, Ohio, to Benton Harbor, Mich. Year to date, the restructuring effort has resulted in a pre-tax charge of $91 million and is expected to produce savings of about $40 million in 2001, increasing to approximately $70 million on an annualized basis. In total, the restructuring effort is expected to result in pre-tax charges of between $300 million to $350 million. Details about subsequent restructuring actions will be announced as the company finalizes the execution of its plans during the remainder of the year.

     Also during the second quarter, the company wrote off its investment in a securitized aircraft lease portfolio. The investment was acquired by the company's former finance arm, Whirlpool Financial Corporation (WFC), which was discontinued in 1997. The write-off, due primarily to the softening aircraft leasing industry, resulted in a non-cash charge of $21 million after tax.

     At 9:30 a.m. (EDT) today, the company will be hosting a conference call, which can be heard live on the Internet by visiting www.WhirlpoolCorp.com and clicking on the "Investors" button and then the "Conference Call Audio" menu item.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.WhirlpoolCorp.com.

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2001 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company's most recently filed Form 10-Q and/or Form 10-K.

                                     # # #

           CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
                             WHIRLPOOL CORPORATION
                         FOR THE PERIOD ENDED JUNE 30
             (millions of dollars except share and dividend data)

                                                                                Three Months Ended                  Year-to-Date
                                                                                ------------------                -----------------
                                                                 2001 Pro-forma   2001      2001   2001 Pro-forma   2001     2000
                                                                 -------------- --------  -------- -------------- -------- --------
Net sales                                                            $ 2,585     $ 2,585   $ 2,586      $ 5,101    $ 5,101  $ 5,176

EXPENSES:
   Cost of products sold                                               1,983       1,989     1,958        3,922      3,948    3,900
   Selling and administrative                                            405         405       389          808        810      794
   Intangible amortization                                                 7           7         7           14         14       15
   Restructuring costs                                                     -          14         -            -         62        -
                                                                     -------     -------   -------      -------    -------  -------
                                                                       2,395       2,415     2,354        4,744      4,834    4,709
                                                                     -------     -------   -------      -------    -------  -------
OPERATING PROFIT                                                         190         170       232          357        267      467

OTHER INCOME (EXPENSE):
   Interest and sundry income (expense)                                   (6)         (7)       (4)         (10)       (11)     (14)
   Interest expense                                                      (43)        (43)      (46)         (87)       (87)     (83)
                                                                     -------     -------   -------      -------    -------  -------
EARNINGS BEFORE INCOME TAXES
  AND OTHER ITEMS                                                        141         120       182          260        169      370

      Income taxes                                                        50          43        63           94         61      135
                                                                     -------     -------   -------      -------    -------  -------
EARNINGS BEFORE EQUITY EARNINGS
  AND MINORITY INTERESTS                                                  91          77       119          166        108      235
      Equity in earnings of affiliated companies                           2           2         7            3          3        6
      Minority interests                                                  (5)         (5)       (5)          (7)        (4)      (8)
                                                                     -------     -------   -------      -------    -------  -------
EARNINGS FROM CONTINUING OPERATIONS BEFORE CUMULATIVE                     88          74       121          162        107      233
 EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

      Loss from discontinued operations, net of tax                        -         (21)        -            -        (21)       -
      Cumulative effect of change in accounting principle,
        net of tax                                                         -           -         -            -          8        -
                                                                     -------     -------   -------      -------    -------  -------
NET EARNINGS                                                         $    88     $    53   $   121      $   162    $    94  $   233
                                                                     =======     =======   =======      =======    =======  =======
Per share of common stock:
   Basic earnings from continuing operations                         $  1.33     $  1.12   $  1.68      $  2.44    $  1.61  $  3.20
   Loss from discontinued operations, net of tax                     $     -     $  (.32)  $     -      $     -    $  (.32) $     -
   Cumulative effect of change in accounting principle,
     net of tax                                                      $     -     $     -   $     -      $     -    $   .12  $     -
                                                                     -------     -------   -------      -------    -------  -------
   Basic net earnings                                                $  1.33     $   .80   $  1.68      $  2.44    $  1.41  $  3.20
                                                                     =======     =======   =======      =======    =======  =======

   Diluted earnings from continuing operations                       $  1.30     $  1.10   $  1.66      $  2.40    $  1.59  $  3.18
   Loss from discontinued operations, net of tax                     $     -     $  (.32)  $     -      $     -    $  (.32) $     -
   Cumulative effect of change in accounting principle,
     net of tax                                                      $     -     $     -   $     -      $     -    $   .12  $     -
                                                                     -------     -------   -------      -------    -------  -------
   Diluted net earnings                                              $  1.30     $   .78   $  1.66      $  2.40    $  1.39  $  3.18
                                                                     =======     =======   =======      =======    =======  =======

   Dividends declared                                                $   .34     $   .34   $   .34      $   .68    $   .68  $   .68
                                                                     =======     =======   =======      =======    =======  =======

Note: 2001 Pro-forma excludes a loss from discontinued operations, a change in accounting principle, restructuring, and one-time charges related to restructuring within COGS and SG&A.

               CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
                             WHIRLPOOL CORPORATION
                             (millions of dollars)

                                                                             June 30               December 31
                                                                               2001                    2000
                                                                        -----------------       -----------------
ASSETS

CURRENT ASSETS
--------------
Cash and equivalents                                                     $            153       $             114
Trade receivables, less allowances of
         (2001: $91; 2000: $103)                                                    1,648                   1,748
Inventories                                                                         1,099                   1,119
Prepaid expenses and other                                                            225                     206
Deferred income taxes                                                                  31                      50
                                                                         ----------------       -----------------
TOTAL CURRENT ASSETS                                                                3,156                   3,237


OTHER ASSETS
------------
Investment in affiliated companies                                                    114                     113
Intangibles, net                                                                      710                     762
Deferred income taxes                                                                 219                     253
Other                                                                                 622                     403
                                                                         ----------------       -----------------
                                                                                    1,665                   1,531

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
Land                                                                                   58                      64
Buildings                                                                             789                     838
Machinery and equipment                                                             4,221                   4,374
Accumulated depreciation                                                           (3,128)                 (3,142)
                                                                         ----------------       -----------------
                                                                                    1,940                   2,134

                                                                         ----------------       -----------------

TOTAL ASSETS                                                             $          6,761       $           6,902
                                                                         ================       =================

                                                                             June 30               December 31
                                                                               2001                    2000
                                                                         -----------------       -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
-------------------
Notes payable                                                            $            828       $             961
Accounts payable                                                                    1,174                   1,257
Employee compensation                                                                 239                     256
Accrued expenses                                                                      841                     795
Restructuring costs                                                                    26                       5
Current maturities of long-term debt                                                   17                      29
                                                                         ----------------       -----------------
TOTAL CURRENT LIABILITIES                                                           3,125                   3,303


Other Liabilities
-----------------
Deferred income taxes                                                                 156                     175
Postemployment benefits                                                               631                     630
Other liabilities                                                                     146                     168
Long-term debt                                                                      1,000                     795
                                                                         ----------------       -----------------
                                                                                    1,933                   1,768

Minority Interests                                                                    135                     147


STOCKHOLDERS' EQUITY
--------------------
Common stock                                                                           84                      84
Paid-in capital                                                                       414                     393
Retained earnings                                                                   2,588                   2,539
Unearned restricted stock                                                              (6)                    (11)
Accumulated other comprehensive income                                               (684)                   (495)
Treasury stock - at cost                                                             (828)                   (826)
                                                                          ---------------       -----------------
TOTAL STOCKHOLDERS' EQUITY                                                          1,568                   1,684

                                                                          ---------------       -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $         6,761       $           6,902
                                                                          ===============       =================